                                                                 EXHIBIT 12

                    STATEMENTS RE COMPUTATION OF RATIOS

                                                            NINE MONTHS
                                                               ENDED
                                  YEAR ENDED               SEPTEMBER 30            PRO FORMA(a)
                         -------------------------------  ----------------  --------------------------
                                                                             NINE MONTHS
                                                                                ENDED      YEAR ENDED
                                                                            SEPTEMBER 30, DECEMBER 31,
                          1992    1993    1994    1995     1995     1996        1996          1995
                         ------  ------  ------  -------  -------  -------  ------------- ------------
Earnings
 Pretax Income.......... $2,090  $2,293  $4,291  $11,554  $ 7,272  $10,600     $10,600      $11,554
                         ------  ------  ------  -------  -------  -------     -------      -------
 Plus:
  Interest Charges......    514   1,706   4,609    6,632    4,814    8,850       7,350        4,632
  Less: Amounts
   Capitalized..........    346     514   2,021    2,570    1,937    2,960       2,960        2,570
                         ------  ------  ------  -------  -------  -------     -------      -------
    Net Interest
     Expense............    168   1,192   2,588    4,062    2,877    5,890       4,390        2,062
                         ------  ------  ------  -------  -------  -------     -------      -------
  Amortization of Debt
   Expense..............     49     323     194      372      318      415         415          372
  Amortization of
   Previously
   Capitalized Interest.     76     259   1,384    1,766    1,382    2,150       2,150        1,766
 Less: JV Profit/(Loss).      0       0    (271)  (1,649)  (1,293)     (95)        (95)      (1,649)
                         ------  ------  ------  -------  -------  -------     -------      -------
TOTAL EARNINGS.......... $2,383  $4,067  $8,728  $19,403  $13,142  $19,150     $17,650      $17,403
                         ======  ======  ======  =======  =======  =======     =======      =======
Fixed Charges
 Interest Charges....... $  514  $1,706  $4,609  $ 6,632  $ 4,814  $ 8,850     $ 7,350      $ 4,632
 Amortization of Debt
  Expense...............     49     323     194      372      318      415         415          372
                         ------  ------  ------  -------  -------  -------     -------      -------
TOTAL FIXED CHARGES..... $  563  $2,029  $4,803  $ 7,004  $ 5,132  $ 9,265     $ 7,765      $ 5,004
                         ======  ======  ======  =======  =======  =======     =======      =======
RATIO...................   4.23x   2.00x   1.82x    2.77x    2.56x    2.07x       2.27x        3.48x

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(a) Adjusted to give effect to the net decrease in interest expense resulting form the portion of the convertible debt portion of the Proposed Offerings used to retire existing indebtedness of Signature, as if such transactions had occurred at the beginning of the period presented.